EXHIBIT 10.37

Execution Copy

CREDIT AGREEMENT

dated as of March 31, 2007

among

ACH LIMITED PARTNERSHIP

(as Borrower)

- and -

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

(as Administrative Agent)

- and -

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

(as initial Lender)

$250,000,000 LOAN

McCARTHY TÉTRAULT LLP

7.1	Guarantees	16
7.2	Validity of the Guarantee Agreements	17

8 - REPRESENTATIONS AND WARRANTIES		17

8.1	Corporate Existence, Power and Capacity	17
8.2	Authorization and Validity	17
8.3	No Breach	17
8.4	Approvals	17
8.5	Compliance with Laws and Permits	18
8.6	Title to Property	18
8.7	Litigation	18
8.8	No Default	18
8.9	Solvency	18
8.10	Taxes	18
8.11	Pension Plans	19
8.12	Restriction on Payments	19
8.13	No Material Change	19
8.14	Organizational Structure and Location of Assets	19
8.15	Financial Statements and Financial Year	19
8.16	True and Complete Disclosure	20

9 - AFFIRMATIVE COVENANTS		20

9.1	General Covenants	20
9.2	Use of Proceeds	21
9.3	Revolving Credit Facility	21
9.4	Subsidiaries	21
9.5	Further Assurances	21
9.6	Representations and Warranties	21

10 - NEGATIVE COVENANTS		22

10.1	Negative Pledge	22
10.2	Funded Debt	22
10.3	Limitations on Fundamental Changes	22
10.4	Investments and Acquisitions	23
10.5	Distributions	24
10.6	Financial Assistance	25
10.7	Hedging	25
10.8	Transactions with Related Parties	25
10.9	Definitive Agreements	25

11 - FINANCIAL COVENANT		25

11.1	Debt Service Coverage Ratio	25

12 - REPORTING REQUIREMENTS		25

12.1	Annual Reporting	25
12.2	Other Annual Reporting	26
12.3	Quarterly Reports	26

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12.4	Environmental Reporting	26
12.5	Reporting from time to time	27
12.6	Documentation	27

13 - EVENTS OF DEFAULT AND REMEDIES		27

13.1	Events of Default	27
13.2	Remedies	28

14 - EQUALITY AMONG LENDERS		29

14.1	Distribution among Lenders	29
14.2	Payments to the Agent	29
14.3	Other Security	29
14.4	Adjustments	29

15 - THE AGENT AND THE LENDERS		29

15.1	Appointment of the Agent	29
15.2	Restrictions on the Powers of the Lenders	30
15.3	Execution of Guarantee Agreements	30
15.4	Action by Agent	30
15.5	Enforcement Measures	30
15.6	Indemnification	30
15.7	Liability of the Agent	30
15.8	Liability of Lenders	31
15.9	Rights of the Agent as Lender	31
15.10	Sharing of Information	31
15.11	Competition	31
15.12	Successor Agent	31

16 - DECISIONS, WAIVERS AND AMENDMENTS		32

16.1	Amendments and Waivers by the Majority Lenders	32
16.2	Amendments and Waivers by Unanimous Approval	32

17 - MISCELLANEOUS		33

17.1	Books and Accounts	33
17.2	Determination	33
17.3	Prohibition on Assignment by Borrower	33
17.4	Assignments and Participations	33
17.5	Notes	34
17.6	No Waiver	34
17.7	Set-off	34
17.8	Indemnification	34
17.9	Mitigation of costs	35
17.10	Inconsistency	35
17.11	No Liability of Limited Partners	35
17.12	Corrections of Errors	35
17.13	Communications	36
17.14	Counterparts	36

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18 - NOTICES		36

18.1	Sending of Notices	36
18.2	Receipt of Notices	36

19 - FRENCH LANGUAGE VERSION		36

SCHEDULE “A”		1

FORM OF DEPOSITARY AGREEMENT		1

SCHEDULE “B”		2

COMPLIANCE CERTIFICATE		2

SCHEDULE “C”		3

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT		3

SCHEDULE “D”

ADDRESSES FOR NOTICE PURPOSES

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CREDIT AGREEMENT

THIS AGREEMENT is made as of March 31, 2007 among ACH LIMITED PARTNERSHIP, a limited partnership established under the laws of the Province of Manitoba (the “Borrower”), CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as administrative agent for the Lenders (in such capacity, the “Agent”) and CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC as initial Lender.

RECITALS

A.	The Borrower has requested that the initial Lender make available to the Borrower a ten-year term loan in the principal amount of $250,000,000.

B.	The initial Lender is willing to make such Loan available to the Borrower and the Agent has agreed to act in such capacity, on the terms and subject to the conditions set out in this Agreement.

THEREFORE, the parties agree as follows:

1 - INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa):

“ACCC” means Abitibi-Consolidated Company of Canada or any successor thereof;

“ACI” means Abitibi-Consolidated Inc. or any successor thereof;

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

“Automation Account” means the account to be established by the Borrower with the Depositary pursuant to Section 5.1;

“Automation Program Completion Date” means the date on which the Automation Project has been completed and is capable of being used for the purposes it is intended, the whole in accordance with the terms of the Purchase Agreement;

“Automation Project” means the project providing for the automation of the hydroelectric generating plants and dams to be acquired by the Borrower pursuant to the Transaction in order that they may be remotely controlled by the Borrower from a central control location, the whole as described in the Purchase Agreement;

“Business Day” means a day on which banks are open for business in Montreal and Toronto, excluding Saturday and Sunday;

“CDPQ” means Caisse de dépôt et placement du Québec;

“Commitment” means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the Loan, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from an assignment of Commitment made pursuant to this Agreement;

“Change of Control” means the acquisition, directly or indirectly, by a Person (or a Person and its Affiliates or a Person acting in concert with other Persons) of more than 50% in value of the equity of the Borrower or of shares of the GP carrying more than 50% of all of the voting rights attached to the shares of the GP entitling the holders thereof to vote in all circumstances, provided that, for greater certainty, neither a change of control of ACI or ACCC or their respective successors and assigns nor the acquisition by any of them or any of their Affiliates of the equity of the Borrower or the shares of the GP will constitute a Change of Control;

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that Controls another Person is deemed to Control any Person controlled by that other Person;

“Credit Documents” means this Agreement, any Guarantee Agreement and any other present and future document relating to any of the foregoing, as amended, supplemented or restated from time to time, including for greater certainty the escrow agreements for the various reserve accounts referred to in Article 5;

“Credit Parties” means the Borrower, the GP and each Guarantor;

“Debt Service Account” means the escrow account to be established by the Borrower with the Depositary pursuant to Section 5.3;

“Debt Service Coverage Ratio” means the ratio of (i) EBITDA less maintenance capital expenditures and cash taxes for the period in respect of which EBITDA has been calculated to (ii) the sum of Interest Expense and mandatory repayments on Funded Debt for the same period (with however the amounts in (ii) being annualized until December 31, 2007 in the same manner as provided in the last paragraph of the definition of EBITDA);

“Debt Service Reserve Requirement” means, at any time, an amount equal to three-month’s interest payments on the Loan (such amount to be calculated using the outstanding amount of the Loan at the relevant time);

“Default” means any event or circumstance which constitutes an Event of Default or which, with the lapse of time, the giving of a notice or both, would constitute an Event of Default;

“Definitive Agreements” means:

(a)	the Limited Partnership Agreement governing the rights and obligations of the partners of the Borrower;

(b)	the Operations, Maintenance and Services Agreement dated as of March 31, 2007 between ACCC and the Borrower, with the intervention of Abitibi-Consolidated Hydro Inc., pursuant to which the Borrower appoints and retains ACCC as operator to provide certain services;

(c)	the Unitholders’ Agreement dated as of April 2, 2007 between ACCC and CDP Investissements Inc. relating to certain rights and obligations of ACCC and CDP Investissements Inc. as limited partners of the Borrower;

(d)	the Shareholders’ Agreement dated as of April 2, 2007 between ACCC, CDPQ and the GP relating to certain rights and obligations of ACCC and CDPQ as shareholders of the GP;

(e)	the Purchase Agreement;

(f)	the Participation Agreement dated as of March , 2007 between the Borrower and Independent Electricity System Operator relating to the participation by the Borrower in the IESO system;

(g)	the Electricity Supply Agreement dated as of March 31, 2007 between the Borrower and ACCC pursuant to which the Borrower agrees to supply electricity power to ACCC; and

(h)	the Nominee Agreements between the Borrower and each of the Nominees pursuant to which the Nominees agree to hold legal title to the hydroelectric generating plants and dams of the Borrower for and on behalf of the Borrower;

“Depositary” means Canadian Imperial Bank of Commerce or any other replacement financial institution selected by the Borrower and acceptable to the Majority Lenders;

“Distributable Cash” means, for any financial quarter, funds generated by the operations of the Borrower that are permitted to be distributed pursuant to the provisions of the Limited Partnership Agreement (as same reads on date hereof);

“Distribution” means any payment in cash or in kind that provides an income or a return on, or constitutes a distribution or redemption or other retirement of, the equity or capital of a Person (other than by way of the issuance of new equity interests);

“Dollar” and the symbol “$” mean lawful money of Canada;

“EBITDA” means the net income of the Borrower (calculated on a consolidated basis) for the rolling four-quarter period ending on the date EBITDA is determined (or, to calculate Excess Cash Flow, for the relevant financial quarter), increased by the sum of the following items, to the extent such items have been deducted in calculating net income:

(a)	Interest Expense;

(b)	amortization and depreciation;

(c)	current or deferred income taxes; and

(d)	losses from extraordinary, unusual or non-recurring items decreased by, to the extent the following gains have been added in calculating net income, gains from extraordinary, unusual or non-recurring items;

provided (i) that until the end of the fourth quarter period ending on December 31, 2007, EBITDA will be calculating by annualizing the results of the business acquired pursuant to the Transaction since January 1, 2007 and (ii) if any other business is acquired during any four-quarter period, the financial results of such business will be included in the calculation of EBITDA for that period as if such business had been acquired on the first day of said period;

“Environmental Laws” will mean all laws, rules and regulations, and any orders or legally binding policies, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

“Event of Default” means any of the events set out in Section 13.1;

“Free Cash Flow” means, in respect of any financial quarter, EBITDA for such financial quarter less (i) maintenance capital expenditures, (ii) cash Interest Expense and (iii) cash taxes;

“Funded Debt” means, with respect to a Person, and without duplication:

(a)	indebtedness of such Person for monies borrowed or raised or for the borrowings of commodities, including any indebtedness represented by a note, bond, debenture or other similar instrument of such Person;

(b)	reimbursement obligations of such Person arising from bankers’ acceptances, letters of credit or letters of guarantee or similar instruments;

(c)	indebtedness of such Person for the deferred purchase price of property or services, other than for consumable non-capital goods and services purchased in the ordinary course of business, including arising under any conditional sale or title retention agreement;

(d)	the capitalized portion of the obligations of such Person under capital leases;

(e)	the discounted present value of the total obligations of such Person under synthetic leases and sale and leaseback transactions;

(f)	the aggregate amount for which shares or other interests in the capital of such Person that are redeemable at fixed dates or intervals or at the option of the holder thereof may be redeemed; and

(g)	Guarantees or Liens granted by such Person in respect of Funded Debt of another Person;

all as is required to be disclosed in the financial statements or notes thereto of such Person in accordance with GAAP;

“Funded Debt to Capitalization Ratio” means the ratio of Funded Debt to the sum of Funded Debt and equity (with equity being deemed to be in an amount of $190,000,000 for the foregoing purposes);

“GAAP” means, until the Borrower has delivered a notice of change to the Agent, generally accepted accounting principles in Canada which are in effect from time to time and, from the first financial quarter following such notice, generally accepted accounting principles in the United States of America which are in effect from time to time;

“GP” means Abitibi-Consolidated Hydro Inc., the general partner of the Borrower or any successor thereof;

“Government of Canada Bond Yield” means an annual interest rate equal to:

(a)	with respect to the determination of the rate applicable to the Loan pursuant to Section 3.2, the yield determined by the Agent as being the interpolation between the arithmetic average of the bid side semi-annual yields to maturity of the 4.00% Government of Canada bonds due June 1, 2016 published by RBC Dominion Securities Inc. and by BMO Capital Markets on Bloomberg at 10:00 am on the Business Day immediately preceding the day of the closing of the Transaction and the arithmetic average of the bid side semi-annual yields to maturity of the 4.00% Government of Canada bonds due June 1, 2017 published by RBC Dominion Securities Inc. and by BMO Capital Markets at 10:00 am on Bloomberg on the Business Day immediately preceding the day of the closing of the Transaction, and

(b)	for the purposes of the calculation of any Redeployment Costs, the yield determined by the Agent as being the arithmetic average of the bid side yields to maturity of the most actively traded issue of non-callable Government of Canada bonds with interest compounded semi-annually and having a term to maturity as close as possible, but not longer, than the unexpired term of the Loan, as published on Bloomberg or otherwise announced by RBC Dominion Securities Inc. and by BMO Capital Markets (or if any of them do not then publish such yields, by another respectable bond dealer selected in replacement by the Agent) on the third Business Day immediately preceding the date of the repayment to which such Redeployment Costs relate;

“Guarantee” means any obligation, contingent or not, directly or indirectly guaranteeing any liability or indebtedness of any Person or protecting a creditor of such Person from a loss in respect of any such liability or indebtedness or having the same economic effect;

“Guarantee Agreement” means any agreement evidencing the Guarantees to be provided by the Guarantors to the Agent and the Lenders pursuant to Article 7;

“Guarantors” means all present and future Subsidiaries of the Borrower;

“Impermissable Qualification” means, as to any report or opinion of any independent auditor, a “going concern” or like qualification or exception or any material qualification or exception as to the scope of the audit;

“Interest Expense” means, for any period, the aggregate of all items properly classified as interest expense (whether expensed or capitalized) as determined for such period in accordance with GAAP (net of interest earnings) including the imputed interest component for any element of Funded Debt which would be classified as interest expense under GAAP (calculated using an interest rate determined under GAAP), but excluding: (i) any amount, such as amortization of debt discount and issue expenses, which would qualify as depreciation and amortization expense, (ii) arrangement and commitment fees in respect of the Loan, and (iii) the amount reflected in income for such period in respect of gains (or losses) attributable to translation of Funded Debt denominated in a currency other than Dollars;

“Lenders” means Caisse de dépôt et placement du Québec and any other Person that becomes a Lender pursuant to an assignment made in accordance with this Agreement;

“Lien” means any security interest, mortgage, hypothec, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement dated as of March 30, 2007 between ACCC and the GP governing the rights and obligations of the partners of the Borrower, as amended and supplemented from time to time;

“Loan” means the term loan referred to in Section 2.1;

“Maintenance Account” means the escrow account to be established by the Borrower with the Depositary pursuant to Section 5.1;

“Majority Lenders” means any group of Lenders whose Commitments amount in the aggregate to more than 50% of the total amount of the Loan (or 66  2/3% if one Lender holds more than 50% of the Commitments), provided that if there are not more than two Lenders the term “Majority Lenders” will mean these two Lenders;

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means (i) a material adverse effect on the financial condition, business, operations, assets or liabilities of the Credit Parties taken as a whole, (ii) a material adverse effect on the ability of the Credit Parties to perform their obligations under the Credit Documents, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document, but excluding in each case the loss by the Borrower of any of its customers (including ACI or any of its Subsidiaries), a general decline in electricity prices and general operating losses;

“Maturity Date” means the tenth anniversary date of the date of this Agreement, provided that if such date falls on a day which is not a Business Day, then the applicable date will be the immediately preceding Business Day;

“Net Tangible Assets” means, at any time, the aggregate of all assets of the Borrower less (i) current liabilities (other than Funded Debt classified as a current liability) and (ii) goodwill, in each case, as appearing on the Borrower’s consolidated financial statements and determined in accordance with GAAP;

“Nominees” means ACH Kenora Inc., ACH Norman Inc., ACH Fort Frances Inc., ACH Sturgeon Falls Inc., ACH Calm Lake Inc., ACH Twin Falls Inc., ACH Iroquois Falls Inc. and ACH Island Falls Inc. or any successor thereof;

“Permitted Liens” means:

(a)	Liens imposed or arising by operation of law (including for greater certainty tax and construction Liens), in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

(b)	pledges or deposits made in the ordinary course of business in connection with bids or tenders made by the Borrower and the Guarantors or to comply with the requirements of any law or regulation or any public utility’s policy or requirement applicable to their business or assets;

(c)	judgment Liens for which an appeal has been made or in respect of which revision has been sought and a suspension of execution has been obtained pending the appeal or the revision;

(d)	Liens securing obligations incurred in connection with the purchase or the lease of any property (or any renewal, extension or replacement thereof), provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed $1,000,000; and

(e)	Liens on property acquired after the date hereof by the Borrower or a Guarantor, provided that such Liens and the obligations secured thereby were created and incurred (respectively) prior to and not in anticipation of such acquisition and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed $1,000,000;

“Person” means any natural person, corporation, company, partnership, joint venture, unincorporated organization, trust or any other entity;

“Prime Rate” means, for any day, the annual rate of interest announced by — (or any successor thereof) as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada;

“Purchase Agreement” means the Asset Purchase Agreement dated March 31, 2007 between ACCC, as vendor, and the Borrower, as purchaser;

“Redeployment Costs” means, in respect of any repayment of principal on the Loan, the positive amount, if any, equal to the difference between:

(a)	the amount obtained by discounting the amount of the repayment (the “Repaid Amount”) and all remaining payments of interest to become due on the Repaid Amount from the date of repayment to the Maturity Date, the whole as determined by the Agent and in accordance with accepted financial practice at a discount factor (calculated on a monthly equivalent basis) equal to the Government of Canada Bond Yield at the time of the repayment plus 0.75%, and

(b)	the Repaid Amount;

“Subordinated Debt” means any Funded Debt which has no scheduled principal repayment or final maturity falling before the 90th day following the Maturity Date and which is fully subordinated to and ranks after the indebtedness under the Loan pursuant to a subordination agreement satisfactory to the Majority Lenders ;

“Subsidiary” means a Person who is under the Control of another Person;

“Transaction” means the acquisition by the Borrower from ACI and certain of its Subsidiaries of eight hydroelectric generating plants and dams (and related assets) located in the Province of Ontario as described in the Purchase Agreement;

1.2 Accounting Terms and Calculations

Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP, (ii) calculations must be made in accordance with GAAP insofar as applicable, and (iii) financial statements must be calculated on a consolidated basis of the Borrower;

1.3 Time

Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

1.4 Headings and Table of Contents

The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.5 Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

1.6 Previous Agreements

This Agreement supersedes any previous agreement in connection with the Loan.

1.7 Inconsistency

In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

2 - THE LOAN

2.1 The Loan

Each Lender individually agrees to make available to the Borrower a term loan (collectively, the “Loan”) in a principal amount not to exceed its Commitment set out opposite its name on the signature pages of this Agreement. The collective Commitments of the Lenders to make the Loan aggregate to the principal amount of $250,000,000.

2.2 Purpose of Loan

The Borrower will use the Loan to (i) finance in part the payment of the purchase price and related expenses payable pursuant to the Transaction, (ii) to initially fund the Debt Service Account, and (iii) fund the Automation Account.

2.3 Availability

The Loan will be disbursed by one single advance to be made on the closing of the Transaction or if closing of the Transaction does not occur on a Business Day, on the next Business Day. After such disbursement, any unused portion of the Loan will cease to be available. The Loan will not revolve and any amount prepaid or repaid may not be re-borrowed.

2.4 Lender’s Obligation to Fund

Each Lender’s obligation to fund the Loan is limited to such Lender’s Commitment under the Loan. The obligations of the Lenders hereunder are not solidary and are not joint and several, and no Lender is responsible for the obligations of any other Lender.

3 - FEES AND INTEREST

3.1 Commitment Fees

The Borrower must pay, concurrently with the execution of this Agreement, the commitment fees specified in the commitment letter executed by the Borrower prior to the date of this Agreement.

3.2 Interest on the Loan

The Loan will bear interest from its disbursement until the Maturity Date at an annual interest rate equal to the Government of Canada Bond Rate, plus 3.00%. The Borrower must pay the interest semi-annually in arrears on the last Business Day of September and March of each year, commencing on September 28, 2007.

3.3 Calculation of Interest Rates

(a)	Any interest rate is calculated daily on the basis of a 365-day year.

(b)	For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days.

3.4 Interest on Arrears

(a)	Any amount in principal which has not been paid on the Maturity Date and any other amount (in interest or otherwise) which is not paid when due will bear interest at the Prime Rate increased by 3.00%.

(b)	Interest on arrears is compounded monthly and is payable on demand.

4 - REPAYMENT, PREPAYMENT AND CANCELLATION

4.1 Repayment on Maturity Date

The Borrower must repay in full the outstanding principal amount of the Loan and pay all other amounts owing under the Loan on the Maturity Date.

4.2 Mandatory Prepayments

(a)	On the second Business Day following the receipt by any Credit Party of any net cash proceeds from any voluntary or compulsory disposition of assets to a Person other than the Borrower or any Guarantor, or of any net cash proceeds of insurance covering the loss of assets (other than accounts receivable), the Borrower must give to the Lenders a notice of such receipt and make a prepayment on the Loan in an amount equal to “X” minus “Y”. In this formula, “X” is the amount of such proceeds less the portion of same that has been used or reserved by the Borrower or any Guarantor to purchase, repair or improve assets of a similar nature and “Y” is the portion of same that the Borrower elects to exclude from the prepayment (provided that the aggregate of all amounts so excluded must not exceed $ 1,000,000 per financial year), in each case as specified in the notice. For greater certainty, the Borrower will have no obligation to give said notice in any instance where the result of “X” minus “Y” is not a positive amount (due to an election made by it pursuant to the previous sentence).

(b)

If any amount reserved for the purchase, repair or improvement of assets in accordance with Section 4.2(a) has not been used for such purposes within a 365-day period from the receipt of the related proceeds, then the Borrower must give notice thereof to the Lenders and make a prepayment to each of the Lenders pro rata to their Commitments in an amount equal to the amount not so used, except if the Borrower elects to exclude same from the prepayment in accordance with Section 4.2(a).

4.3 Optional Prepayments

The Borrower may at any time make prepayments on the Loan. Any such prepayment must be in a multiple of $100,000 with a minimum of $5,000,000, is subject to the Borrower giving a three-Business Day prior notice to each Lender and must be made to the Lenders pro rata their Commitments.

4.4 Redeployment Costs

(a)	In the event of any prepayment pursuant to Section 4.3 or any other repayment made prior to the Maturity Date (including a repayment made further to the Loan having become due and payable pursuant to Section 13.2), the Borrower must also pay Redeployment Costs in respect of such prepayment or repayment.

(b)	Notwithstanding the foregoing, no Redeployment Costs will be payable in respect of a mandatory prepayment made under Section 4.2 or a repayment occurring further to a demand under Section 13.2 which is made solely as the result of a Change of Control.

4.5 Payments to the Lenders

Unless otherwise provided in the Credit Documents, all payments to be made by the Borrower must be made directly to each of the Lenders pro rata to their Commitments (unless an Event of Default has occurred and is continuing in which case such payments must be made to the Agent).

4.6 Time of Payments

Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.

4.7 Payments Net of Taxes

(a)

If the Borrower, the Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by the Borrower, the Borrower must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section). However, this Section 4.7 will not apply in respect of any tax on the overall net income or the capital of a Lender.

(b)	Notwithstanding Section 4.7(a), the Borrower will not be required to pay any such additional amounts in respect of taxes to any Lender who is not a Canadian qualified lender, unless (i) the Borrower has consented to such Lender benefiting from Section 4.7(a) or (ii) after the occurrence of and during the continuance of an Event of Default. For the purpose hereof, “Canadian qualified lender” means a Lender who (i) is not a “non-resident” within the meaning of the Income Tax Act (Canada), or (ii) is an “authorized foreign bank” within the meaning of the Bank Act (Canada) but only in respect of amounts paid or credited hereunder in respect of its “Canadian banking business” within the meaning of the Income Tax Act (Canada).

5 - ACCOUNTS

5.1 Automation Account

In accordance with the terms and conditions of the Purchase Agreement, the Borrower will establish with the Depositary an account entitled “Automation Reserve Account” (the “Automation Account”). The Borrower will cause to be deposited $18,000,000 in such Automation Account (the “Automation Requirement”) on the first Business Day following the closing of the Transaction and, until the Automation Completion Date, withdrawals from such account will be subject to the terms of the Purchase Agreement. Any remaining balance in the Automation Account after the Automation Completion Date has occurred may be remitted to ACCC (or according to its instructions) in accordance with the terms of the Purchase Agreement upon delivery to the Lenders of a copy of the Certificate of Completion provided for in the Purchase Agreement.

5.2 Maintenance Account

(a)	Within six months from the date of this Agreement, the Borrower will establish with the Depositary an account entitled “Maintenance Capital Expenditure Reserve Account” (the “Maintenance Account”) and enter into with the Agent and the Depositary a depositary agreement concerning such account, in the form attached hereto as Schedule “ A ” (the “Depositary Agreement”). The Borrower will cause to be deposited and kept at all times $1,700,000 in the Maintenance Account (the “Maintenance Requirement”);

(b)

The Borrower will make withdrawals from the Maintenance Account only where and to the extent that the Borrower does not expect to have for the financial quarter of the withdrawal sufficient Free Cash Flow (calculated for the foregoing purpose only without deductive capital expenditures) to pay maintenance capital expenditures. Any withdrawal must be used to pay maintenance capital expenditures. Following any such withdrawal, the Borrower will deposit, within 45 days from the end of each subsequent financial quarter, all Free Cash Flow (less any portion thereof required to be deposited for the relevant quarter in the Debt Service Account) until the credit balance in the Maintenance Account becomes equal to the Maintenance Requirement.

(c)	Following however the delivery of a stop notice pursuant to the terms and conditions of the Depositary Agreement, the Borrower will only be entitled to require withdrawals from the Maintenance Account to fund maintenance capital expenditures acceptable to the Agent; such withdrawals will then be subject to the Agent’s consent further to its review of the Borrower’s request detailing the maintenance capital expenditures to be funded with such withdrawal. The Agent will be entitled to give a stop notice only if a Default has occurred and is continuing.

5.3 Debt Service Account

(a)	The Borrower will establish with the Depositary an account entitled “Debt Service Reserve Account” (the “Debt Service Account”) and enter into with the Agent and the Depositary Agreement concerning such account. The Borrower will cause to be deposited in the Debt Service Account on the Business Day following the closing of the Transaction an amount sufficient to meet the Debt Service Reserve Requirement. Thereafter, if at the end of any financial quarter of the Borrower, the credit balance in the Debt Service Account is less than the Debt Service Reserve Requirement, the Borrower will deposit, within 45 days from the end of such financial quarter, all Free Cash Flow for such quarter until the credit balance in the Debt Service Account becomes equal to the Debt Service Reserve Requirement.

(b)	The Borrower may make withdrawals from the Debt Service Account if it does not expect that the Excess Cash Flow for the financial quarter of the withdrawal (calculated for such purposes only without deducting Interest Expense) will be sufficient to make the next interest payment on the Loan.

(c)	Provided that no Default has occurred and is continuing and to the extent that from time to time the credit balance in the Debt Service Account exceeds the then applicable Debt Service Reserve Requirement, the Borrower may also withdraw the amount of such excess. For greater certainty, no withdrawal will be made if a Default has occurred and is continuing.

(d)	Following however the delivery of a stop notice pursuant to the terms and conditions of the Depositary Agreement, the Borrower will no longer be entitled to make withdrawals from the Debt Service Account and the Agent will be entitled to debit the Debt Service Account and to apply the amounts so debited to indebtedness owing under the Credit Documents.

6 - CONDITIONS PRECEDENT

6.1 Conditions Precedent to the Loan

The Borrower may not obtain the disbursement of the Loan until the following conditions precedent have been fulfilled to the satisfaction of the Lenders:

(a)	all fees and expenses owing by the Borrower to the Agent and the Lenders at the time of execution of this Agreement (including legal fees incurred until such time) must have been paid in full;

(b)	the Transaction must have been completed;

(c)	the Borrower must have established a revolving credit facility with Canadian Imperial Bank of Commerce in an aggregate principal amount of not more than $15,000,000;

(d)	the Borrower must have established the accounts referred to in Sections 5.1 and 5.3;

(e)	the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:

(i)	a copy of the constitutive documents of each of the Credit Parties;

(ii)	a certificate of good standing in respect of each of the Credit Parties;

(iii)	a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Credit Parties;

(iv)	the Guarantee Agreement required to be executed by the Guarantors pursuant to Article 7;

(v)	the Depositary Agreement to be entered into pursuant to Article 5;

(vi)	a copy of each of the Definitive Agreements;

(vii)	audited annual financial statements of the business acquired through the Transaction for each of the financial years ending December 31, 2004 and December 31, 2005 and the unaudited financial statements of the business acquired through the Transaction for the financial year ending December 31,2006;

(viii)	a projection of the statement of earnings and balance sheet (prepared by the GP) of the Credit Parties for each of their financial years ending

December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, together with financial covenant calculations;

(ix)	a compliance certificate in the form set out in Schedule “B” (together with supporting documents, flow of funds information and other calculations) based on the projections for the financial year ending December 31, 2007, and confirming a Funded Debt to Capitalization Ratio not exceeding 60%;

(x)	a certificate evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to this Agreement;

(xi)	an officer’s certificate with respect to the governmental and regulatory approvals and third party consents required to be obtained for the Transaction;

(xii)	legal opinions addressed to the Agent and the Lenders from counsel to the Credit Parties and the Agent as to corporate matters and the validity and enforceability of the Credit Documents; and

(xiii)	Lien searches with respect to the movable (personal) property of the Credit Parties.

6.2 Waiver of Conditions Precedent

The conditions precedent provided for in this Article are for the sole benefit of the Lenders. The Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that they might have against the Borrower or any other Person.

6.3 Early Termination of the Commitments

If all of the conditions precedent provided for in this Article have not been previously fulfilled or waived, the Lenders’ Commitments will terminate on June 30, 2007.

7 - GUARANTEES IN FAVOUR OF THE LENDERS

7.1 Guarantees

Each of the Guarantors must guarantee in favour of the Agent the performance of all obligations of the Borrower under the Loan pursuant to a guarantee agreement in form and substance satisfactory to the Lenders (a “Guarantee Agreement”).

7.2 Validity of the Guarantee Agreements

Each Guarantee Agreement must remain valid and in force at all times and be accompanied by such corporate documents, legal opinions and Lien searches as the Lenders may reasonably require.

8 - REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

8.1 Corporate Existence, Power and Capacity

Each of the Credit Parties

(a)	is a Person validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)	has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(c)	is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

8.2 Authorization and Validity

Each of the Credit Parties has all necessary power, authority and legal right to execute and deliver the Credit Documents to which it is a party and has duly authorized, executed and delivered such Credit Documents. The obligations of each of the Credit Parties under the Credit Documents to which it is a party constitute legal, valid and binding obligations of such party.

8.3 No Breach

The execution and delivery of the Credit Documents and the performance by the Credit Parties of their respective obligations thereunder and the completion of the Transaction do not, and will not conflict with, result in a breach of or require any consent (other than those that have been obtained) under, (i) their constitutive documents or by-laws, (ii) any applicable law or regulation, (iii) any order, injunction or judgment of any court or governmental authority or agency, or (iv) any Definitive Agreement or material agreement to which any of the Credit Parties is a party or by which it or any of its property is bound.

8.4 Approvals

No authorization, approval or consent of, nor any filings or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each of the Credit Parties of the Credit Documents to which it is a party or to ensure the legality, validity or enforceability thereof.

8.5 Compliance with Laws and Permits

Each of the Credit Parties (i) is in compliance in all material respects with all laws and regulations applicable to it and its business and assets, including Environmental Laws, and (ii) holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted, except where non-compliance therewith or the absence thereof would not reasonably be expected to have a Material Adverse Effect.

8.6 Title to Property

The property and assets of the Credit Parties, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Credit Parties own or have rights of use for all of their material property and assets (including intellectual property) which are necessary to carry on their businesses, except where the failure to own or have such rights would not reasonably be expected to have a Material Adverse Effect.

8.7 Litigation

There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency or under Environmental Laws, or any labour dispute or unfair labour practice complaint, now pending or, to the best of its knowledge, threatened against any of the Credit Parties or any of their property or rights that, if adversely determined, could have a Material Adverse Effect.

8.8 No Default

No Default has occurred and is continuing.

8.9 Solvency

Each of the Credit Parties is solvent.

8.10 Taxes

Each of the Credit Parties has filed all income tax returns and all other tax returns and paid all taxes (other than those not yet delinquent or contested in good faith) that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate.

8.11 Pension Plans

Each pension plan and other employee benefit plan of the Credit Parties is in compliance in all material respects with the provisions of any applicable law or regulation and none of the Credit Parties has any material unfunded liability under any registered or regulated pension plan on an ongoing or termination basis, except where non-compliance therewith or such unfunded liability would not reasonably be expected to have a Material Adverse Effect.

8.12 Restriction on Payments

None of the Guarantors is subject to any law, regulation, agreement or other legal impediment that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary to pay Distributions or to make or repay loans or advances, except for laws of general application providing that the declaration or payment of Distributions by a Person are subject to such Person being in compliance with solvency or other similar requirements.

8.13 No Material Change

There has been no Material Adverse Change between December 31, 2005 and the date of this Agreement.

8.14 Organizational Structure and Location of Assets

The Corporate Structure Chart delivered to the Lenders concurrently with the execution of this Agreement indicates (a) the jurisdiction of organization of each Credit Party, (b) each Person holding ownership interests in such party, (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such party represented by such ownership interests, and (d) the exact name and any predecessor name of each Credit Party. The registered and chief executive offices of each Credit Party is located in the Province of Quebec and the location of the tangible assets of each Credit Party is in the Province of Ontario.

8.15 Financial Statements and Financial Year

The financial statements and balance sheet delivered to the Agent and the Lenders pursuant to clauses 6.1(e)(vii) and 6.1(e)(viii) are complete and correct and fairly present on a pro forma basis the result of operations and balance sheet of the Borrower as at their stated dates, all in accordance with GAAP. The Borrower will not have on the completion of the Transaction any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavourable commitments that are not disclosed in the balance sheet delivered to the Agent and the Lenders pursuant to clause (viii) of Section 6.1(e). The financial year of each of the Credit Parties ends on December 31 of each year.

8.16 True and Complete Disclosure

The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Credit Parties to the Agent or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

9 - AFFIRMATIVE COVENANTS

9.1 General Covenants

The Borrower will, and will cause each of the other Credit Parties to:

(a)	Legal Existence – preserve and maintain its (i) legal existence and (ii) all of its material rights, privileges and licenses, except where the absence of such rights, privileges and licenses would not reasonably be expected to have a Material Adverse Effect and except as otherwise permitted by Section 10.3;

(b)	Legal Compliance – comply in all material respects with the requirements of all laws and regulations applicable to it and its business and property (including Environmental Laws) and with all orders of governmental or regulatory authorities, except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect;

(c)	Payment of Taxes – pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	Maintenance of Property – maintain all property used or useful in its business in good working order and condition, ordinary wear and tear excepted, except for such property which is no longer necessary for the operations and business of the Credit Parties;

(e)	Material Agreements – perform its obligations under and preserve and maintain in force all Definitive Agreements to which it is a party and any other agreement to which it is a party that is necessary for or material for the operations and business of the Credit Parties, except where the non-performance of such obligations or the non-preservation or maintenance in force of such Definitive Agreement or other agreements would not be expected to result in a Default or have a Material Adverse Effect;

(f)	Insurance – insure and keep insured by financially sound and reputable insurers all property of a character usually insured by Persons engaged in the same or similar business against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons;

(g)	Records – keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

(h)	Access – permit representatives of any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.

9.2 Use of Proceeds

The Borrower will use the proceeds of the Loan only for the purposes permitted under this Agreement.

9.3 Revolving Credit Facility

The Borrower will use its commercially reasonable efforts in order to benefit at all times from a revolving credit facility for general corporate purposes in a principal amount of not less than $5,000,000 and not greater than $15,000,000. The Borrower will not use such facility to fund Distributions.

9.4 Subsidiaries

The Borrower will cause each of its Subsidiaries to be at all times be a wholly-owned Subsidiary of the Borrower.

9.5 Further Assurances

The Borrower will, and will cause each of the other Credit Parties to cooperate with the Agent and the Lenders and execute such further instruments and documents as the Agent or the Lenders may reasonably request to carry out to its satisfaction the transactions contemplated by the Credit Documents.

9.6 Representations and Warranties

The Borrower will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

10 - NEGATIVE COVENANTS

The Borrower covenants and agrees that:

10.1 Negative Pledge

None of the Credit Parties will create, incur, assume or suffer to exist any Lien on their present and future property or assets except for Permitted Liens.

10.2 Funded Debt

None of the Credit Parties will create, incur, assume or permit to exist any Funded Debt other than:

(a)	Funded Debt owing to the Agent and the Lenders under the Credit Documents;

(b)	Funded Debt among the Borrower and the Guarantors;

(c)	Funded Debt of the Borrower arising from a revolving credit facility referred to in Section 9.3 in an aggregate amount not exceeding $15,000,000;

(d)	Subordinated Debt; and

(e)	other Funded Debt in an aggregate amount for all Credit Parties at any time not exceeding $10,000,000.

10.3 Limitations on Fundamental Changes

None of the Credit Parties will:

(a)	enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, except that any Guarantor may merge or amalgamate with any other Guarantor if not less than 20 days prior notice of the merger or amalgamation is given to the Agent and provided that the following conditions are fulfilled:

(i)	no Default occurs as a result of the merger or amalgamation;

(ii)	the surviving or amalgamated entity must be a Guarantor and must execute and deliver to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties; and

(iii)	the Agent has been provided prior to the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i) and (ii) including such certificates, documents and legal opinions as the Agent or the Lenders may reasonably request;

(b)	sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions to any Person (in each case, a “disposition”), any property except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):

(i)	any sale of electricity in the ordinary course of business or any disposition of property which is obsolete, unusable or worn-out equipment or of equipment replaced in the ordinary course of business;

(ii)	any disposition among the Guarantors or in favour of the Borrower, provided that the conditions of paragraph (a) above are fulfilled in the case of a disposition of any material part of the assets of the transferor (to the extent applicable and adapted as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property or assets of the transferor, the latter may wind-up or dissolve itself after completion of such disposition; and

(iii)	other dispositions of property (other than a Facility (as defined in the Limited Partnership Agreement) where the book value of the property disposed, together with the book value of all property disposed pursuant to this clause in the aggregate since the date of this Agreement does not exceed 10% of the Net Tangible Assets of the Borrower as at the end of the financial quarter of the Borrower in which the Transaction has occurred, provided that the disposition is made for a consideration at least equal to the fair market value of the related property; or

(iv)	carry on any business, directly or indirectly, other than the business to be carried on by the Credit Parties as a result of the Transaction or similar businesses and activities ancillary or related thereto.

10.4 Investments and Acquisitions

None of the Credit Parties will, directly or indirectly:

(a)	make any investment in any Person (other than an investment in the Borrower or a Guarantor or cash equivalent investments made for cash management purposes) or make any acquisition of business either by way of purchase of assets or shares or otherwise, unless such Person or the business acquired is in the same line of business as currently carried on by the Credit Parties or in an ancillary or related line of business and provided that:

(i)	the aggregate amount of any such investments and acquisitions in any financial year does not exceed $40,000,000 for all Credit Parties;

(ii)	a description of the proposed investment or acquisition must be supplied to the Lenders within reasonable time prior to the closing of the proposed transaction, such description to be accompanied with a due diligence report prepared by the Borrower on the proposed transaction together with such related financial statements and projections as the Majority Lenders may reasonably require; and

(iii)	a pro forma compliance certificate in the form of Schedule “B” giving effect to the investment or acquisition must be supplied to the Lenders concurrently with the closing of the transaction, such certificate to also specify the EBITDA of the Person in which the investment is made or of the business acquired through the acquisition (with such EBITDA being greater than zero);

(b)	make any private or public tender offer for the shares or securities of another Person whose governing body has not approved such offer (“hostile take-over”); or

(c)	make any investment or acquisition if a Default exists at such time or would result from such investment or acquisition.

10.5 Distributions

(a)	None of the Credit Parties will make any Distribution if an Event of Default exists or could result from such Distribution (other than a direct or indirect Distribution to the Borrower or a Guarantor). In addition,

(i)	Distributions in respect of any financial quarter may not exceed the Distributable Cash for such quarter and the aggregate of undistributed Distributable Cash for previous financial quarters;

(ii)	Distributions in respect of any financial quarter may not exceed 50% of the sum of the Distributable Cash for such quarter and the aggregate of undistributed Distributable Cash for previous financial quarters, if the Debt Service Coverage Ratio is less than 1.75:1 at the end of the financial quarter in respect of which the Distribution is intended to be made; and

(iii)	No Distributions will be made if the Debt Service Coverage Ratio is less than 1.50:1 at the end of the financial quarter preceding the date of the intended Distribution.

10.6 Financial Assistance

None of the Credit Parties will provide financial assistance (whether by way of loan, Guarantee or otherwise) to any Person, except for (i) financial assistance at any time not exceeding in the aggregate $100,000 and (ii) financial assistance among the Borrower and the Guarantors.

10.7 Hedging

None of the Credit Parties will enter into any hedging agreement or any other derivative contract for speculative purposes (provided that hedging of an underlying risk and unwinding of contracts will not be considered speculative for such purposes).

10.8 Transactions with Related Parties

None of the Credit Parties will engage in any material transactions with any related party (except for transactions among them) on terms and conditions not less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm’s length basis from unrelated third parties. For the purposes of this Section 10.8, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 51% by 20%.

10.9 Definitive Agreements

The Borrower will not consent to the early termination of, or to any material amendment to, or waive any of its material rights under, any Definitive Agreement if any such termination, amendment or waiver would reasonably be expected to result in a Default or have a Material Adverse Effect.

11 - FINANCIAL COVENANT

11.1 Debt Service Coverage Ratio

The Borrower must maintain at all times a Debt Service Coverage Ratio of not less than 1.40:1.

12 - REPORTING REQUIREMENTS

12.1 Annual Reporting

The Borrower will deliver to the Agent, for distribution to the Lenders, as soon as available and, in any event, within 90 days after the end of each financial year of the Borrower, the audited annual financial statements of the Borrower for such year, on a consolidated basis accompanied by an audit report with no Impermissible Qualification, with a comparison to budget.

12.2 Other Annual Reporting

The Borrower will deliver to the Agent, for distribution to the Lenders, within 90 days after the beginning of each financial year of the Borrower, its operating and capital budget for such financial year, showing four quarters.

12.3 Quarterly Reports

The Borrower will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event within 60 days after the end of each financial quarter of the Borrower (including the fourth quarter):

(a)	the unaudited financial statements of the Borrower for the relevant financial quarter on a consolidated basis, together with a comparison to the corresponding quarter of the previous financial year;

(b)	a compliance certificate relating to the covenants herein in the form of Schedule “B” (with sufficient details to reconcile the financial statements with the calculation base of financial covenants and to verify that Distributions have been in compliance with Section 10.5);

(c)	until the Automation Program Completion Date, a certificate describing the progress of the Automation Project (including an update of the budget of such project), with sufficient details to reconcile the balance in the Automation Account with the expenditures made and remaining to be made in connection with the Automation Project.

12.4 Environmental Reporting

The Borrower will promptly notify the Agent whenever the Borrower:

(a)	becomes aware of any material release of any hazardous substance not in compliance with Environmental Laws applicable to the Credit Parties or their assets; or

(b)	receives any notice of the commencement of any material judicial or administrative proceeding or investigation alleging a violation of any Environmental Law by any Credit Party or with respect to its assets.

12.5 Reporting from time to time

The Borrower will promptly notify the Agent of any Default and any change in the Control of the Borrower and will deliver to the Agent, for distribution to the Lenders, a copy of any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could result in a Material Adverse Change. The Borrower will also furnish to each Lender all information, documents and records and allow any enquiry, study, audit or inspection that the Majority Lenders may reasonably request in connection with the business, financial condition, property, assets or prospects of the Credit Parties, or to verify compliance with the obligations of any of the Credit Parties under any Credit Document.

12.6 Documentation

Any document to be delivered by the Borrower under this Agreement must be delivered to the Agent at its address specified in Schedule “D” (unless such document is sent by electronic mail) in a sufficient number of copies for delivery to each the Lenders and promptly upon receipt by the Agent, must be forwarded to the Lenders by the Agent.

13 - EVENTS OF DEFAULT AND REMEDIES

13.1 Events of Default

The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Credit Documents:

(a)	the Borrower defaults in the payment when due of any amount owing under the Loan in respect of principal, or defaults for more than three Business Days in the payment of any other amount owing under a Credit Document;

(b)	a Credit Party (i) fails to make a payment or payments exceeding in the aggregate $5,000,000 in respect of any indebtedness (other than the Loan), when and as due, or (ii) is in default under any agreement or agreements relating to indebtedness (other than the Loan) exceeding $5,000,000 in the aggregate if the effect of such default is to accelerate or to permit the acceleration of such indebtedness and, in each case, such failure or default continues after the applicable notice or grace period, if any;

(c)	any representation, warranty or certification made or deemed made by a Credit Party in any Credit Document proves to be false or misleading as of the time made in any material respect and such breach continues unremedied for a period of 30 days;

(d)	any of the provisions of Articles 7 and 11 is not complied with;

(e)	any of the covenants contained in Article 10 and Article 12 is not complied with and such failure remains unremedied for 10 days;

(f)	a Credit Party becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent or ceases to carry on its business;

(g)	a Credit Party (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(h)	a proceeding (or any similar action) is commenced against a Credit Party seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver or trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of its assets having a value of more than $5,000,000, and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days for movable or personal property or 90 days for immovable or real property, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Credit Party concerned;

(i)	a Credit Party defaults in the performance of any of its other obligations under a Credit Document and such default continues unremedied for a period of 30 days after notice by the Agent to the Borrower;

(j)	a Change of Control; or

(k)	a Material Adverse Change.

13.2 Remedies

If an Event of Default occurs and is continuing, the Agent may, on giving a notice to the Borrower:

(a)	terminate the right of the Borrower to use the Loan;

(b)	declare all indebtedness of the Borrower under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

(c)	exercise all of the rights and remedies of the Lenders including their rights and remedies under any Credit Document;

provided that all indebtedness of the Borrower under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any of the Events of Default specified in Sections 13.1(f), 13.1(g) and 13.1(h).

14 - EQUALITY AMONG LENDERS

14.1 Distribution among Lenders

Any payment received by a Lender or the Agent on account of the Loan, including any amount received through the exercise of any right of set-off and the enforcement of any Guarantee, must be distributed among the Lenders proportionately to the amount of the indebtedness due to them hereunder and which is then payable.

14.2 Payments to the Agent

All payments made to the Agent on account of any indebtedness owing to Lenders hereunder will be deemed to have been made to the Agent for the rateable benefit of the applicable Lenders.

14.3 Other Security

No Lender may take any Lien or Guarantee in connection with the Loan except in accordance with Article 7.

14.4 Adjustments

If, at any time, the ratio of principal amount owing to a Lender under the Loan to the aggregate amount owing to the Lenders under the Loan is not proportional to such Lender’s Commitment under the Loan, expressed as a percentage, the Agent may (and will, at the request of any Lender or after a demand made pursuant to Section 13.2(b)), make from time to time such adjustments as may be necessary in order that the indebtedness owing the Lenders under the Loan be in the proportions of their Commitments and the Lenders will make all such payments as the Agent may direct to give full effect to such adjustments. The Borrower will be bound by such adjustments.

15 - THE AGENT AND THE LENDERS

15.1 Appointment of the Agent

Each Lender irrevocably appoints the Agent to exercise on its behalf the rights and powers delegated to the Agent hereunder and authorizes the Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent represents and binds all Lenders.

15.2 Restrictions on the Powers of the Lenders

No Lender may exercise individually the rights and powers delegated to the Agent, including the enforcement of remedies after the occurrence of an Event of Default.

15.3 Execution of Guarantee Agreements

The Agent is authorized to act on behalf of the Lenders in connection with and to execute in their name any Guarantee Agreement.

15.4 Action by Agent

The duties of the Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless the Agent has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will the Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent determines that the indemnity provided in Section 15.6 may not be available or adequate.

15.5 Enforcement Measures

Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the Agent; at the Agent’s request, all Lenders must join the Agent in such proceedings or enforcement measures.

15.6 Indemnification

Each Lender will indemnify the Agent (and its directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by the Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the gross negligence or wilful malfeasance of the Agent (or its directors, officers, employees or agents).

15.7 Liability of the Agent

The Agent will only be liable to the Lenders for gross negligence or wilful malfeasance, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). The Agent will be entitled to assume that there exists no Default, unless the Agent has been notified in writing of the existence of a Default.

15.8 Liability of Lenders

Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrower and any other Credit Party, and for the assessment of the risks arising from the Loan. No Lender may rely on the Agent in this regard nor will the Agent be responsible for ensuring the validity or enforceability of any Credit Document.

15.9 Rights of the Agent as Lender

In its capacity as Lender, the Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression “Lender” also refers to the Lender which is the Agent.

15.10 Sharing of Information

(a)	The Lenders may share with each other any information held by them regarding the financial condition, business or property of the Credit Parties or relating to matters contemplated by the Credit Documents. The Lenders may also provide such information on a confidential and need-to-know basis to any financial institution which is an assignee or a prospective assignee of Commitments or a participant or a prospective participant in the Loan.

(b)	The Agent may disclose to any agency or organization that assigns standard identification numbers to Loan such basic information describing the Loan as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, the Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.

15.11 Competition

Subject to the other provisions of this Agreement, the Agent and each of the Lenders may enter into other transactions with any Credit Party and they are not required to notify each other of such transactions.

15.12 Successor Agent

The Agent may resign by giving notice thereof to the Borrower and to the Lenders. The Agent may also be replaced by the Majority Lenders following the failure by the Agent to perform its obligations under this Agreement. The resignation or replacement of the Agent will be effective 30 days after the appointment by the Majority Lenders of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrower and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Agent under the Credit Documents.

16 - DECISIONS, WAIVERS AND AMENDMENTS

16.1 Amendments and Waivers by the Majority Lenders

Subject to the other provisions of this Article 16, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Agent, with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Parties.

16.2 Amendments and Waivers by Unanimous Approval

Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Agent, with the approval of all Lenders, and in the case of an amendment, also signed by the relevant Credit Parties:

(a)	the extension of the maturity date of the Loan;

(b)	any increase in the amount of the Loan or in the Commitment of any Lender;

(c)	any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

(d)	any reduction of any interest rate or fee;

(e)	the release or subordination of the rights of the Agent or Lenders under any Guarantee Agreement; and

(f)	the provisions of Sections 6.1 and 17.8, any Event of Default provided in Sections 13.1(a), 13.1(f), 13.1(g) and 13.1(h), the provisions of Articles 14, 15 and 16 and the definition of the “Majority Lenders”.

17 - MISCELLANEOUS

17.1 Books and Accounts

The Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrower under the Loan.

17.2 Determination

In the absence of manifest error, any determination made by the Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrower.

17.3 Prohibition on Assignment by Borrower

The Borrower may not assign its rights, or the amounts to be received by it, under this Agreement.

17.4 Assignments and Participations

(a)	A Lender (the “Assignor”) may assign, in whole or in part, its Commitment (including outstanding advances owing to it) to any Person who makes, purchases or otherwise invests in commercial loans in the course of its business (the “Assignee”). The assignment must be made in an instrument substantially in the form of Schedule “C”. The Assignor must pay to the Agent, for its own account, an assignment fee of $3,500. When the assignment becomes effective, the Assignee will become a Lender and will benefit from the rights and be liable for the obligations of the Assignor, proportionally to the assigned Commitment, and, to the same extent, the Assignor will be released from its obligations. The Assignor and the Assignee will be liable for all expenses incurred by the Agent in connection with such assignment.

(b)	Except if made in favour of an Affiliate of the Assignor or after a Default has occurred and is continuing, no partial assignment of a Commitment may be made if the portion thereof intended to be assigned is less than $5,000,000.

(c)	Concurrently with any assignment in favour of an Assignee who is not, at the time of the assignment, party to this Agreement, each Credit Party must confirm that the Assignee is entitled to the benefit of the Guarantee Agreements.

(d)	Each assignment by a Lender is subject to the prior consent of the Agent and, if made at a time when no Default is continuing, to the prior consent of the Borrower (which consents will not be unreasonably withheld). However, no such consent will be required if the Assignee is a Lender or an Affiliate of a Lender.

(e)	Sections (a) to (d) do not apply to a participation that a Lender may grant to another financial institution provided that no such participation will release any Lender of its obligations under the Credit Documents.

17.5 Notes

At the request of a Lender, the Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.

17.6 No Waiver

The omission by the Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Agent or any Lender to notify the Borrower of the occurrence of a Default will not be deemed to be a waiver of the right of the Agent or of such Lender to avail itself of such Default.

17.7 Set-off

The Agent and each Lender are authorized, if an Event of Default has occurred and is continuing, to set off and to apply any and all deposits held for the Credit Parties against any amount due and payable by the Borrower under the Credit Documents. The Agent or the Lender concerned will promptly notify the Borrower of any such application of payment.

17.8 Indemnification

(a)	The Borrower must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by the Agent in connection with the Loan and the preparation, negotiation, execution and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by the Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

(b)	If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of the Loan for any Lender or (ii) reduces the income receivable by any Lender from the Loan (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement will be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower must pay forthwith said amount to such Lender.

(c)	In addition to Redeployment Costs, the Borrower must pay on demand the amount of any other cost or loss, if any, suffered by a Lender as a result of the repayment of the Loan before maturity, irrespective of the cause of such repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

(d)	The Borrower must indemnify the Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including the costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including as a result of any Default or any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Credit Party).

17.9 Mitigation of costs

Each Lender will use its best efforts to avoid any additional cost or reduction of income for which the Borrower is required to indemnify such Lender pursuant to Section 17.8(b). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 17.8(b) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrower will reimburse any Lender for any such expense incurred by such Lender in taking any action pursuant to this Section 17.9.

17.10 Inconsistency

In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

17.11 No Liability of Limited Partners

The obligations of the Borrower under any Credit Documents will not be personally binding upon, nor will resort be had to, the property of any of the limited partners of the Borrower, their heirs, successors and assigns.

17.12 Corrections of Errors

The Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.

17.13 Communications

The Agent is entitled to rely in its dealings with the Borrower upon any instruction or notice which the Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

17.14 Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

18 - NOTICES

18.1 Sending of Notices

Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 13) by electronic mail, addressed to the recipient at its address specified in Schedule “D” hereof or at such other address as may be notified by such party to the others pursuant to this Article.

18.2 Receipt of Notices

Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

19 - FRENCH LANGUAGE VERSION

The parties acknowledge and agree that (i) they will execute a French version of this Agreement by no later than the 30th day following the date of this Agreement (or such later date as the parties may agree to) and that (ii) upon the execution of the French version, both the French version and this English version of this Agreement will be read and construed as, and will together constitute, one and the same agreement, with neither one of such versions having precedence over the other in the interpretation of this Agreement. Prior to the execution by the parties of the French version, the Borrower will request counsel to the Lenders to issue a favourable legal opinion addressed to the parties, confirming that the French version constitutes a complete and accurate translation of the English version.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

ACH LIMITED PARTNERSHIP by its general partner Abitibi-Consolidated Hydro Inc.

Per:

Per:

ABITIBI-CONSOLIDATED HYDRO INC., acting for itself, and acknowledging that by executing this Agreement it is jointly and solidarity liable for all obligations of the Borrower under the Credit Documents

Per:

Per:

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as Agent

Per:
Catherine Brossard
Directrice Investissement

Per:
James B. McMullan
Vice President

(the names and signatures of the Lenders are on the next page)

Lenders		Commitment Amounts (in Dollars)	Percentage
CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC		$250,000,000	100%

Per:
	Catherine Brossard Directrice Investissement;

Per:
	James B. McMullan Vice President

DEPOSITARY AGREEMENT

March 31,2007

Canadian Imperial Bank of Commerce	Caisse de dépôt et placement du Québec
c/o CIBC World Markets	Centre CDP Capital
Credit Capital Markets	1000, place Jean-Paul Riopelle
BCE Place, 8th Floor	Montréal, Qc
161 Bay Street	H2Z 2B3
Toronto, ON M5J2S8
Attention: Vice President, Infrastructure Debt
Attention: Executive Director

Dear Sirs/Mesdames:

Re: ACH Limited Partnership / Debt Service Account and Maintenance Account

ACH Limited Partnership (the “Customer”) has entered into or will enter into a $250,000,000 term loan with Caisse de depôt et placement du Québec, as agent (the “Agent”) pursuant to which the Customer has agreed to establish a Debt Service Account and a Maintenance Account, the whole pursuant to a credit agreement dated as of March 31, 2007 (as amended, restated or otherwise modified from time to time (the “Credit Agreement”)).

The Customer maintains an account no. — (Maintenance Account) and account no. — (Debt Service Account) (collectively, the “Accounts”) with Canadian Imperial Bank of Commerce (“CIBC”) at its — branch (the “Branch of Account”) into which the Customer will make deposits from time to time.

In order for the Customer to comply with the requirements of the Credit Agreement, the Customer requests that CIBC acknowledge and agree with the Customer and the Agent for their benefit, as follows:

1.	Establishment of the Accounts

CIBC has established and will maintain the Accounts in the name of the Customer, subject to the rights of the Agent as provided for in this Agreement.

2.	Withdrawals

Except as otherwise provided for in this Agreement, CIBC will be entitled to operate the Accounts in the normal course of its business with the Customer and CIBC will be permitted to honour all withdrawals, debit memos, cheques, payment orders, wire transfers, items and other forms of payment in accordance with the applicable banking resolutions, authorizations and agreements governing the operation of the Accounts.

3.	Authorizations and Directions to CIBC

CIBC is authorized and directed that upon receipt of a notice from the Agent instructing CIBC to block the Accounts (a “Stop Notice”), CIBC will block the Accounts and (except as otherwise provided for in section 5 of this Agreement) CIBC will accept only the instructions of the Agent with respect to permitting withdrawals from or the debiting of fees, charges and other amounts to the Accounts. The authorization contained in this section 3 is irrevocable unless the Agent will deliver to CIBC a written notice (with a copy to the Customer) withdrawing the Stop Notice, whereupon the Customer will again have control over the Accounts.

4.	Fees

The Customer agrees that it is responsible to pay CIBC for all fees, charges and expenses relating to the establishment and operation of the Accounts (including CIBC’s reasonable legal fees) and all other normal and customary fees, charges and expenses for services that may be provided to the Customer by CIBC, including but not limited to, debit fees and other normal and customary charges, fees and expenses in connection with wire transfers, business banking services and the operation of the Accounts (all such amounts referred to as “Fees”).

5.	Operation of Accounts After Receipt of Stop Notice

(a)	From and after receipt by CIBC of a Stop Notice and until this Agreement is terminated or until CIBC receives a written notice withdrawing the Stop Notice, whichever occurs first, CIBC will not make any charge, debit or offset against any cheques, drafts or other items received for deposit in the Accounts or against any amounts in an Account, provided that CIBC retains the right, at all times, to debit an Account for the amount of any Fees, any cheques or other forms of payment deposited in such Account and subsequently returned to CIBC unpaid for any reason (whether in accordance with the rules of the Canadian Payment Association or otherwise), any required adjustment due to clerical error or calculation error and any other debit that CIBC would process against the Accounts in the ordinary course of operating the Accounts (all such amounts referred to as “Chargeback Amounts”).

(b)	If debiting an Account for any Fees or Chargeback Amounts creates a debit balance in an Account, CIBC will be entitled to offset any cheques, drafts or any other forms of payment (including cash deposits received) for deposit in such Account against that debit balance.

(c)	Despite any other term of this Agreement, CIBC will have the right to act in accordance with its standard procedures, policies and practices and to debit each Account upon receipt of and in accordance with any third party demand, including, but not limited to, any court order, notice of garnishment, execution, seizure or governmental direction to pay which is received by CIBC. CIBC agrees to provide the Customer and the Agent with notice and the details of any such third party deemed forthwith upon receipt thereof.

6.	Statements/Advices

CIBC will provide the Customer and, at the request of the Agent, the Agent with monthly statements of account, debit and credit advices and copies of all relevant communications issued or received by CIBC in the normal course of operating the Accounts.

7.	Liability

CIBC undertakes to perform only those duties that are expressly set forth in this Agreement. The Customer and the Agent agree that CIBC will not be liable for any act or omission taken or made by CIBC or its directors, officers, employees or agents in connection with this Agreement other than for acts or omissions constituting gross negligence or willful malfeasance of CIBC. In the case of gross negligence or willful malfesance with any act or omission taken or made by CIBC under this Agreement, CIBC will be liable for no more than the actual damages directly caused by such gross negligence or willful malfesance. In no event will CIBC be liable for any indirect, special or consequential damages even if informed of the possibility of such damages or for any losses or delays resulting from acts of god, computer malfunctions, interruption of communication facilities, labour difficulties, legal impediments beyond CIBC’s control that expressly limit CIBC’s power under this Agreement or other causes beyond CIBC’s control.

8.	Indemnity

The Customer agrees to indemnify and save CIBC harmless from and against any and all liabilities, obligations, losses, damages, claims (including, without limitation, any third party claims), penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable legal fees) sustained or incurred by CIBC as a result of entering into this Agreement or the performance by CIBC of any of its obligations hereunder, including, without limitation, complying with any Stop Notice, except for any liability, loss, damage or expense resulting from CIBC’s gross negligence or willful malfesance.

9.	No Duty to Inquire

Any notice or instruction purporting to be given by the Agent under this Agreement will be conclusive authority for CIBC to act in accordance with that notice or instruction. CIBC is not obliged or required to monitor any requirements or obligations of the Customer pursuant to this Agreement and has no duty to question any notice or instruction provided by the Agent to CIBC. The Customer authorizes CIBC to act on any such notice or instruction and waives any claim or action against CIBC in connection therewith.

10.	Termination/Closing of the Accounts

CIBC may terminate this Agreement for any reason by providing thirty (30) days’ prior written notice to the Customer and the Agent. CIBC may also terminate this Agreement effective immediately if any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against the Customer or its property or if the Customer becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern, or seeks any arrangement or compromise with its creditors under any statute or otherwise upon written notice to the Agent and the Customer. CIBC may close an Account in accordance with its usual banking practice and upon written notice to the Customer and the Agent provided that, upon the Agent’s instructions, CIBC will transfer all funds in the applicable Account to the Agent.

The Agent may terminate this Agreement by providing ten (10) days’ prior written notice to the Customer and CIBC.

11.	Assignment

The Customer will not have the right to assign this Agreement. The Agent may assign this Agreement to a successor agent in accordance with the provisions of the Credit Agreement provided that the prior consent of CIBC is obtained, which consent will not be unreasonably withheld or delayed. CIBC may assign its rights and obligations under this Agreement, without the approval of the Agent or the Customer, to an affiliate of CIBC or any entity which acquires all or substantially all of assets of CIBC or to any subsidiary or affiliate or successor in a merger, amalgamation or acquisition of CIBC.

12.	CIBC is not a Fiduciary or Trustee

Nothing in this Agreement constitutes CIBC as a trustee or a fiduciary in respect of either the Customer or the Agent. The Customer and the Agent agree that CIBC will have no other obligations in respect of the Accounts or the funds held in the Accounts except for those obligations set out in this Agreement.

13.	Notices

All notices, including, without limitation, Stop Notice, statements of account, debit and credit advices, returned items, general correspondence and termination notices, may be sent by the parties to this Agreement to the following addresses, or to such other address as any party receiving notices will designate to the other parties, in writing from time to time:

ACH Limited Partnership:
1155 Metcalfe Street, Suite 800
Montréal, Québec H3B 5H2

Attention:	Treasury
Fax:	(514) 394-2267

Canadian Imperial Bank of Commerce:
c/o CIBC World Markets
Credit Capital Markets
BCE Place, 8th Floor
161 Bay Street
Toronto, Ontario M5J 2S8

Attention:	Syndication Agency
Fax:	(416) 956-3830

The Agent:
Caisse de dépôt et placement du Québec
Centre CDP Capital
1000, place Jean-Paul Riopelle
Montréal, QC H2Z 2B3

Attention:	Vice President, Infrastructure Debt
Fax:	(514) 847-2493

The Stop Notice referred to in section 3 of this Agreement will be sent to CIBC and the Customer by certified mail, return receipt requested or by overnight or local delivery courier. All notices provided for under this Agreement will be effective when actually received by the addressee, except for faxes which are effective when the addressee telephonically confirms receipt to the sender.

14.	Modification

This Agreement and the authorization contained herein may not be changed, modified or waived orally.

15.	Conflicts

In the event of any conflict or inconsistency between this Agreement and any banking resolution or account operation agreement governing the Accounts, this Agreement will prevail.

16.	Survival

The obligations of the Customer and the Agent under sections 7, 8 and 9 of this Agreement will survive termination of this Agreement.

17.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

[The next page is the signature page]

[Signature page to the Depositary Agreement]

ACH LIMITED PARTNERSHIP, by ACH GP Inc., its sole general partner

By:
Title:

By:
Title:

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE

CANADIAN IMPERIAL BANK OF COMMERCE	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

By:	By:
Title:	Title:

By:	By:
Title:	Title:

Schedule “B”

COMPLIANCE CERTIFICATE

[ Date ]

[Name and address of Agent]

RE: Credit Agreement dated March 31,2007

Reference is made to the above-mentioned Credit Agreement entered into between the Lenders mentioned therein, the Agent and ACH Limited Partnership, as Borrower. I am an authorized representative of the general partner of the Borrower and I hereby certify in such capacity that, to the best of my knowledge but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

I also certify that, on the last day of the last financial quarter of the Borrower:

1.	the Debt Service Coverage Ratio of the Borrower was — to 1.00;

2.	[The Distributable Cash for such quarter was $— and the undistributed portion of Distributable Cash relating to previous financial quarters was $—];

3.	[Information describing the hedging positions of the Borrower as at that date].

4.	the Free Cash Flow was $—.

5.	the credit balance in the Debt Service Reserve Account was $—, in the Maintenance Account was $— and in the Automation Account was $—.

The details of the calculation of such amounts and ratio are set forth in the annex attached hereto.

[Authorized representative]

Schedule “C”

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT entered into in —, on this      day of             , — between                                          (the “Assignor”) and                                          (the “Assignee”).

WHEREAS a credit agreement has been entered into as of March 31, 2007 among ACH Limited Partnership, as Borrower, Caisse de depôt et de placement du Québec, as Agent, and the Lenders (as amended and supplemented from time to time, the “Credit Agreement”);

WHEREAS the Assignor is a Lender under the Credit Agreement;

WHEREAS, as provided in the Credit Agreement, the Assignor has Commitments in respect of the Loan in a total Dollar amount of $            ;

WHEREAS a Lender may assign, in whole or in part, its Commitments with respect to the Loan to any other financial institution pursuant to Section 17.4 of the Credit Agreement;

WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor’s Commitments, such assigned portion to be in the amount of $             (the “Assigned Amount”), together with a

corresponding portion of the advances owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.	Assignment

The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the “Assigned Rights”) under the Credit Agreement to the extent of the Assigned Amount.

3.	Assumption

The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the “Assigned Obligations”) under the Credit Agreement to the extent of the Assigned Amount, including, for greater certainty, the corresponding portion of the amount of the Loan made available to the Borrower by the Assignor and still in effect on the Effective Date (as hereinafter defined).

4.	Effective Date

This Agreement will come into effect on                      (the “Effective Date”).

5.	Rights and Obligations of the Parties

Upon the execution and delivery of this Agreement by the Assignor and the Assignee, the consent hereto by the Borrower (if required under the Credit Agreement) and the Agent:

i)	the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitments in respect of the Loan in a total amount equal to the Assigned Amount;

ii)	the Commitments of the Assignor in respect of the Loan will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations which are assumed by the Assignee; and

iii)	the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Guarantee Agreements) to same extent of the Assigned Rights and Assigned Obligations as if it were an original party thereto.

6.	Payments

From the Effective Date, the Agent will make all payments in respect of the Assigned Rights to the Assignee, whether such amounts have accrued prior to or after the Effective Date. The Assignor and the Assignee will make directly between themselves their own arrangements relating to the payment by the Assignee to the Assignor of the price of assignment or to the payment of adjustments (if any) on account of interest and fees accrued prior to or after the Effective Date.

7.	Non-Reliance on Assignor

The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition of any Credit Party or any other Person party to the Credit Documents, or the validity and enforceability of the obligations of any such Person. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of the Credit Parties.

Schedule “D”

ADDRESSES FOR NOTICE PURPOSES

ACH LIMITED PARTNERSHIP		CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as Agent and as Lender

1155 Metcalfe Street, Suite 800		Centre CDP Capital
Montréal, Québec H3B 5H2		1000, place Jean-Paul Riopelle
Montréal, QC H2Z 2B3
Attention:	Treasury	Canada
Fax:	(514) 394-2267
		Attention:	Vice President, Infrastructure
Debt
		Fax:	(514) 847-2493